Exhibit 3.28

FILED STATE OF WASHINGTON FEB 23 1998
RALPH MUNRO SECRETARY OF STATE

ARTICLES OF AMENDMENT

OF

AIR CARRIER ACQUISITION CORP.

(UBI No. 601-851-901)

(Changing Name to Air Carrier Interiors, Inc.)

Pursuant to RCW 23B.10.060, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Air Carrier Acquisition Corp. (the “Corporation”).

SECOND: The Articles of Incorporation are hereby amended as follows:

Article I

Name

The name of the corporation is Air Carrier Interiors, Inc. (the “Corporation”).

THIRD: The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

FOURTH: The foregoing amendment was adopted by the Board of Directors of the Corporation on February 19, 1998 without shareholder action, in accordance with the provisions of RCW 23B.10.020. Shareholder action is not required.

AIR CARRIER ACQUISITION CORP.

Date: February 20, 1998	By:	/s/ Graham MacSporran
Graham MacSporran, Vice President